Exhibit 10.2

November 4, 2011

Brian J. G. Pereira, MD

[Address]

[Address]

Re:                             Separation and Consulting Agreement

Dear Brian:

This letter sets forth the terms of the separation and consulting agreement (the “Agreement”) that AMAG Pharmaceuticals, Inc. (“AMAG” or the “Company”) and you have agreed to.

1.                                      Separation.  Your last day of service as President and Chief Executive Officer of the Company and “separation from service” with the Company within the meaning of Treasury Regulation Section 1.409A-1(h) (without regard to any permissible alternative definition thereunder) (a “Separation from Service”) will be November 4, 2011 (the “Separation Date”).

2.                                      Board Resignation Date.  You hereby resign as a director on the Company’s Board of Directors (the “Board”) effective as of November 4, 2011.

3.                                      Accrued Salary and Vacation.  On the Separation Date, the Company will pay you all accrued salary, and all accrued and unused vacation earned through the Separation Date (if any), subject to standard payroll deductions and withholdings, and the amount of any unreimbursed business expenses.  You are entitled to these payments whether or not you sign this Agreement.  Additionally, you will remain eligible to receive a performance bonus with respect to the Company’s 2011 fiscal year  in the discretion of the Board based on the achievement during the 2011 fiscal year of the specific and measurable individual and Company performance objectives established previously by the Board.  The Company shall pay such bonus, if any, no later than two and a half months after the end of the 2011 fiscal year.

4.                                      Severance.  As part of this Agreement, provided that you sign this Agreement within twenty-one (21) days and do not revoke the ADEA Waiver as defined in Paragraph 15, the Company will pay you, as severance, twenty-four (24) months of your base salary in effect as of the Separation Date, less applicable taxes and withholdings (the “Severance Payments”).  The Severance Payments shall be paid on the same payroll schedule on which current employees are paid during the twenty-four (24)-month period beginning on the first payroll date following the Effective Date (as defined in Paragraph 15).  Notwithstanding the foregoing, if the Company determines that the Severance Payments or the Change in Control Benefits (as described in Section 6(e) below) constitute “deferred compensation” under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”) and you are, as of the Separation Date, a “specified employee” of the Company, as such term is defined in Section 409A(a)(2)(B)(i) of the Code, then, solely to the extent necessary to avoid the incurrence of any adverse personal tax consequences under Section 409A, the timing of the Severance Payments or the Change in Control Benefits shall be delayed until the earlier to occur of: (a) the date that is six months and one day after your Separation from Service or (b) the date of your death (such applicable date, the “Specified Employee Initial Payment Date”).  On the Specified Employee Initial Payment Date, the Company (or the successor entity thereto, if applicable) shall (i) pay to you a lump sum amount equal to the sum of the Severance Payments or the Change in Control Benefits that you would otherwise have received through the Specified Employee Initial Payment Date if the commencement of the payment of such amounts had not been so delayed pursuant to this paragraph and (ii) commence paying the balance of the Severance Payments or the Change in Control Benefits in accordance with the applicable payment schedule set forth in this Agreement.  The Company has determined that you have incurred a “separation from service” in accordance with Section 409A.

5.                                      Health Care Continuation Coverage.  To the extent provided by the federal COBRA law or, if applicable, state insurance laws (collectively, “COBRA”), and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense after the Separation Date.  You may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish.

6.                                      Consulting Agreement.  In exchange for your entering into and complying with this Agreement, and provided that this Agreement becomes effective by its terms, the Company agrees to retain you in a consulting role under the terms specified below.

(a)                                  Consulting Period.  The consulting relationship will commence on the Separation Date and continue until June 30, 2012 unless terminated earlier pursuant to Paragraph 6(l) below or extended as specifically provided herein or by agreement of you and the Company (the “Consulting Period”).

(b)                                  Consulting Services.  You agree to provide the consulting services specified on Exhibit B (the “Consulting Services”).  During the Consulting Period, you will report directly to the Chairman of the Board and/or acting Chief Executive Officer.  You agree to exercise the highest degree of professionalism and utilize your expertise and talents in performing these services.  When providing such services, you shall abide by the Company’s policies and procedures.  You agree to make yourself available to perform such consulting services throughout the Consulting Period, up to a maximum of forty (40) hours per month.

(c)                                  Consulting Fees.  During the Consulting Period, you will receive as consulting fee, on a monthly basis, in an amount equal to $52,500 (“Consulting Fee”).  The Consulting Fee shall be paid in a lump sum on the 15th day of each month.

(d)                                  Equity Awards.  As of the Separation Date, the Company will consider your change in status from an employee to a consultant to not constitute a termination of your continuous service or Business Relationship with the Company for purposes of and as defined in the Company’s equity incentive plan (the “Equity Plan”) and the agreements governing your options, restricted stock units and other equity awards as set forth in Exhibit C (collectively, the “Equity Awards”).  As a result, your Equity Awards will continue to vest in accordance with their terms during your continuous service (provided that you remain in compliance with the terms of this Agreement and your Nondisclosure and Developments Agreement dated November 16, 2005 (the “Nondisclosure Agreement”), and vesting of the Equity Awards will cease as of the earlier of either the termination of your continuous service, or the termination of the Consulting Period.  You will be able to exercise your vested stock options within the time period provided in your operative Equity Award agreements with the Company and the Equity Plan.  Note that your stock options may cease to qualify as an “incentive stock option” within the meaning of Section 422 of the Code to the extent such stock option previously would have qualified as an “incentive stock option.”  You are advised to seek tax guidance from your personal tax advisors with regard to the potential change in tax treatment of the stock options if you enter into this Agreement, as well as the other tax-related implications of this Agreement.

(e)                                  Change In Control.  In the event that (i) the Company signs a definitive agreement that, upon closing of the transactions contemplated thereby, would constitute a Change in Control (as defined herein) (a “Definitive CIC Agreement”) during the Consulting Period, and (ii) you comply fully with all of your obligations under all agreements between the Company and you, the Consulting Period will be automatically extended until the earlier of the closing of the Change in Control or termination of the Definitive CIC Agreement.  In the event of a Change in Control, the Company will provide the following: (1) all unvested Equity Awards that were granted to you before the Change in Control occurred shall immediately without further action become vested in full, provided that there will be no acceleration or change to any of the Equity Awards that contain performance triggers under the terms of such Equity Awards; and (2) upon the closing of the Change in Control, the Company will pay you, promptly after the effective date of the Consulting Period Release (but in no event later than two and a half months after the end of the calendar year in which the Change in Control occurs) a lump sum payment of $945,000 (collectively, the “Change in Control Benefits”).  Notwithstanding the foregoing, to the extent that the Change in Control Benefits constitute non-qualified deferred compensation subject to Section 409A, in the event that the period in which you must execute the Consulting Period Release begins in one taxable year and ends in the next taxable year, the Change in Control Benefits will be paid in the later taxable year.  As a pre-condition to your receipt of the Change in Control Benefits, subject to the advance notice requirement set forth herein, you must sign, date and return the Consulting Period Release (a copy of which is attached hereto as Exhibit A) on the date of the Change in Control.  The Company shall give you seven (7) business days notice of the Change in Control.  The notice shall be sent to you via overnight delivery service requiring signature of you or your representative.  For purposes of this Agreement, “Change in Control” shall mean the first to occur of any of the following: (a) any “person” or “group” (as defined in the Securities Exchange Act of 1934, as amended) becomes the beneficial owner of a majority of the combined voting power of the then outstanding voting securities with respect to the election of the Board of Directors of the Company; (b) any merger, consolidation or similar transaction involving the Company, other than a transaction in which the stockholders of the Company immediately prior to the transaction hold immediately thereafter in the same proportion as immediately prior to the transaction not less than 50% of the combined voting power of the then voting securities with respect to the election of the Board of Directors of the resulting entity; (c) any sale of all or substantially all of the assets of the Company; or (d) any other acquisition by a third party of all or substantially all of the business or assets of the Company, as determined by the Board of Directors, in its sole discretion.  The payments, benefits and acceleration of vesting of Equity Awards, restricted stock units and other equity incentives provided in this Paragraph 6(e) shall override and replace with respect to you the following: (i) any Company wide policy with respect to payments, benefits and/or acceleration of vesting upon a Change in Control; (ii) the Equity Plan (to the extent modified by this Agreement); and (iii) your Equity Award(s) (to the extent modified by this Agreement).

(f)                                    Independent Contractor Relationship. Your relationship with the Company after the Separation Date shall be that of an independent contractor, and nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship after the Separation Date.  After the Separation Date, you will not be entitled to any of the benefits which the Company may make available to its employees, including, but not limited to, group health or life insurance, profit-sharing or retirement benefits, other than your entitlement to continued group health insurance coverage pursuant to COBRA due to your status as a former employee.

(g)                                 Taxes and Withholding. As a consultant, you will be solely responsible for, and will file, on a timely basis, all tax returns and payments required to be filed with, or made to, any federal, state or local tax authority with respect to the performance of services and receipt of Consulting Fees under this Agreement. You will be solely responsible for, and must maintain adequate records of, expenses incurred in the course of performing services under this Agreement. The Company will not withhold from the Consulting Fees any amount for taxes, social security or other payroll deductions.  The

Company will regularly report amounts paid to you by filing Form 1099-MISC with the Internal Revenue Service as required by law. You acknowledge that you will be entirely responsible for payment of any such taxes, and you hereby indemnify, defend and save harmless the Company, and its officers and directors in their individual capacity, from any liability for any taxes, penalties or interest that may be assessed by any taxing authority with respect to the Consulting Fee, with the exception of the employer’s share of social security, if any.

(h)                                 Other Compensation or Benefits.  You acknowledge that, except as expressly provided in this Agreement, you will not receive from the Company any additional compensation, including but not limited to salary or bonuses, severance or employee benefits on or after the Separation Date.

(i)                                    Limitations on Authority.  You will have no responsibilities or authority as a consultant to the Company other than as provided herein.  You will have no authority to bind the Company to any contractual obligations, whether written, oral or implied, except with the written authorization of the Chairman of the Board (or a designee of the Chairman).  You agree not to represent or purport to represent the Company in any manner whatsoever to any third party unless authorized by the Company, in writing, to do so.

(j)                                    Proprietary Information and Inventions. You agree that, during the Consulting Period and thereafter, you will not use or disclose any confidential or proprietary information or materials of the Company, including any confidential or proprietary information that you obtain or develop in the course of performing the Consulting Services.  Any and all work product you create in the course of performing the Consulting Services will be the sole and exclusive property of the Company.  You hereby assign to the Company all right, title, and interest in all inventions, techniques, processes, materials, and other intellectual property developed in the course of performing the Consulting Services.  You further acknowledge your continuing obligations under your Nondisclosure Agreement not to use or disclose any confidential or proprietary information of the Company.  A copy of your Nondisclosure Agreement is attached hereto as Exhibit D.

(k)                                Other Work Activities.  Throughout the Consulting Period, you retain the right to engage in employment, consulting, or other work relationships in addition to your work for the Company.  The Company will make reasonable arrangements to enable you to perform your work for the Company at such times and in such a manner so that it will not interfere with other activities in which you may engage.  In order to protect the trade secrets and confidential and proprietary information of the Company, you agree that, during the Consulting Period, you will notify the Company, in writing, before you obtain competitive employment, perform competitive work for any business entity, or engage in any other work activity that is competitive with the Company.  If you engage in such competitive activity without the Company’s express written consent, or otherwise materially breach this Agreement, the Consulting Period shall terminate, the Company’s obligation to pay you Consulting Fees and any Change in Control Benefits (if applicable) will cease immediately, and your Equity Awards will cease vesting as provided in Paragraph 6(d).

(l)                                    Other Termination of Consulting Period.  The Consulting Period shall end effective on the closing date of a Change in Control.  Further, in the event of your death during the Consulting Period, this Agreement shall terminate automatically.  The Company may also terminate the Consulting Period in accordance with applicable laws in the event that you shall be prevented, by illness, accident, disability or any other physical or mental condition (to be determined by means of a written opinion of a competent medical doctor chosen by mutual agreement of the Company and you or your personal representative(s)) from substantially performing your duties and responsibilities hereunder for one or more periods totaling in the aggregate eighty (80) days during the Consulting Period.  You may terminate the Consulting Period at any time, for any reason, upon written notice to the Company, which termination shall extinguish the Company’s obligation to pay you any further Consulting Fees or Change in Control Benefits (if applicable) and the vesting of your Equity Awards shall immediately cease.  Upon termination of the Consulting Period by either party, the Company will pay only those Consulting Fees earned and expenses incurred through and including the effective date of such termination.  For the avoidance of doubt, in the event of your death during the Consulting Period or the termination of the Consulting Period due to your disability in accordance with this Paragraph, you shall not be entitled to receive any Change in Control Benefits.

7.                                      Expense Reimbursements.

(a)                                  Business Expenses.  You agree that, on or before the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement.  The Company will reimburse you for these expenses to the extent reasonable pursuant to its regular business practice.  Pursuant to its regular business practice, the Company will reimburse you for documented business expenses incurred during the Consulting Period, provided that these expenses have been pre-approved by the Chairman of the Board in writing.

(b)                                  Legal Expenses.   The Company hereby agrees to reimburse you for (i) your 2011 legal expenses in connection with the negotiation and execution of this Agreement and (ii) an additional amount of cash to help you defray income taxes associated with the payment contemplated in clause (i) above (assuming a Federal and state tax rate of 45%); provided, however, that in no event shall the amounts paid under clause (i) and (ii) exceed $50,000 in the aggregate.  The Company shall reimburse you upon your submission to the Company of an invoice for such services by no later than sixty (60) days after the Separation Date.  Such reimbursement will be paid within thirty (30) days after the Company’s receipt of such invoice.  Other than as provided in the preceding sentence, each party shall bear its own expenses in connection with the negotiation and execution of this Agreement.

(c)                                  Section 409A.  All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements are subject to Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during the period of time specified in this Agreement, (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit and (v) any amount paid under clause (ii) of Paragraph 7(b) shall be made before the last day of the calendar year following the year in which you remit the related taxes. The Company will amend that certain Second Amended and Restated Employment Agreement between you and the Company dated December 15, 2009 (as amended as of February 2, 2011) and will take all other steps necessary to ensure that the Employment Agreement complies with IRS Notices 2010-6 and 2010-80 (the “Notices”) including, without limitation, correcting all substantially similar non-qualified deferred compensation plans and agreements between the Company and any of its employees no later than December 31, 2011, and complying with the reporting and information requirements under the Notices.  This Agreement shall be interpreted, administered and operated in accordance with Section 409A in all respects.

8.                                      Return of Company Property.  On the Separation Date, you agree to return to the Company all Company documents (and all copies thereof) and other Company property that you have in your possession or control, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, training materials, computer-recorded information, tangible property including, but not limited to, computers, credit cards, entry cards, identification badges and keys; and any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof).  You agree that you will make a diligent search to locate any such documents, property and information on the Separation Date.  In addition, if you have used any personally owned computer, server, or e-mail system to receive, store, review, prepare or transmit any Company confidential or proprietary data, materials or information, then you agree to provide the Company, no later than five (5) business days after the Separation Date, with a computer-useable copy of all such information and then permanently delete and expunge such Company confidential or proprietary information from those systems without retaining any reproductions (in whole or in part).  Your timely compliance with this Paragraph 8 is a precondition to the severance to be provided pursuant to Paragraph 4 of this Agreement.  Notwithstanding the foregoing, you may retain such documents, property, and materials during the Consulting Period only to the extent approved in writing by the Company and you shall return them immediately upon written request from the Company (and no later than upon termination or expiration of the Consulting Period).

9.                                      Nonsolicitation.  You agree that for one year following the later of the Separation Date or the termination or expiration of the Consulting Period, you shall not directly or indirectly, whether through your own efforts, or in any way assisting or employing the assistance of any other person or entity (including, without limitation, any consultant or any person employed by or associated with any entity with which you are employed or associated), recruit, solicit or induce (or in any way assist another in recruiting, soliciting or inducing) any employee or consultant of the Company to terminate his or her employment or other relationship with the Company.

10.                               Confidentiality.  The provisions of this Agreement will be held in strictest confidence by you and the Company and will not be publicized or disclosed in any manner whatsoever; provided, however, that:  (a) you may disclose this Agreement in confidence to your immediate family; (b) the parties may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors; (c) the Company may disclose this Agreement to fulfill standard or legally required corporate reporting or disclosure requirements; and (d) the parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law.  In particular, and without limitation, you will not disclose the provisions of this Agreement to any current or former Company employee or any other Company personnel.  Notwithstanding the foregoing, during the Consulting Period you may disclose to third parties (including Company personnel) that you are a consultant to the Company.

11.                               Nondisparagement.  You agree not to disparage the Company or the Company’s officers, directors, employees, shareholders, parents, subsidiaries, affiliates, and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that you may respond accurately and fully to any question, inquiry or request for information when required by legal process.

12.                               Arbitration.  To ensure the rapid and economical resolution of disputes that may arise in connection with your employment or consulting relationship with the Company, you and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, your employment or consulting relationship with the Company, or the termination of your employment or consulting relationship, shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration in Boston, Massachusetts conducted by JAMS, Inc. (“JAMS”) or its successor, under JAMS’ then applicable rules and procedures for employment disputes.  By agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge or by administrative proceeding.  You will have the right to be represented by legal counsel at any arbitration proceeding.  The arbitrator shall: (1) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; and (2) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based.  You and the Company shall pay an equal share of all JAMS arbitration fees.  Each party agrees to pay its own attorneys’ fees, unless statutory law provides for fee shifting; however, the prevailing party in any arbitration will be entitled to seek an award of attorneys fees and costs from the arbitrator.  Nothing in this Agreement shall prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.  Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

13.                               General Release.  In exchange for the good and valuable consideration provided to you by this Agreement that you are not otherwise entitled to receive and the sufficiency of which is hereby acknowledged, subject to the exceptions set forth in Paragraph 14 below, you hereby generally and completely release the Company and its current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns (collectively, the “Released Parties”) of and from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or at the time that you sign this Agreement (collectively, the “Released Claims”).  Except as set forth in this Agreement, the Released Claims include, but are not limited to: (i) all claims arising out of or in any way related to your employment with the Company or the termination of that employment; (ii) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, Equity Awards or any other ownership interests in the Company; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), the Massachusetts Fair Employment Practice Act (as amended).  The Released Claims does not include any claims relating to (i) your vested benefits under any Company benefit plan, the Equity Plan or your Equity Awards; (ii) any right to a payment or benefit under this Agreement; (iii) your right to enforce this Agreement; or (iv) any claims subject to the exceptions set forth in Paragraph 14 below.

14.                               Exceptions.  You are not releasing any claim that cannot be waived under applicable state or federal law.  You are not releasing any rights that you have to be indemnified (including any right to reimbursement of expenses) arising under applicable law, the certificate of incorporation or by-laws (or similar constituent documents of the Company), any fully signed indemnification agreement between you and the Company, or any directors’ and officers’ liability insurance policy of the Company.  Nothing in this Agreement shall prevent you from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, or the Massachusetts Commission Against Discrimination, except that you acknowledge and agree that you shall not recover any monetary benefits in connection with any such claim, charge or proceeding with regard to any claim released herein.  Nothing in this Agreement shall prevent you from challenging the validity of the release in a legal or administrative proceeding.

15.                               ADEA Waiver.  You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA (“ADEA Waiver”).  You also acknowledge that the consideration given for the ADEA Waiver is in addition to anything of value to which you were already entitled.  You further acknowledge that you have been advised by this writing, as required by the ADEA, that: (i) your ADEA Waiver does not apply to any rights or claims that arise after the date you sign this Agreement; (ii) you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (iii) you have twenty-one (21) days to consider this Agreement (although you may choose to voluntarily sign it sooner); (iv) you have seven (7) days following the date you sign this Agreement to revoke it, with such revocation to be effective only if you deliver written notice of revocation to the Company within the seven (7)-day period; and (v) the ADEA Waiver will not be effective until the date upon which the revocation period has expired unexercised, which will be the eighth day after you sign this Agreement (“Effective Date”).  Nevertheless, your general release of claims, except for the ADEA Waiver, is effective immediately, and not revocable.

16.                               No Voluntary Adverse Action; Cooperation.  You agree that you will not voluntarily (except as required by law or in response to legal compulsion) assist any person in bringing or pursuing any proposed or pending litigation, arbitration, administrative claim, consent or proxy solicitation or other proceeding against the Company, its parent or subsidiary entities, affiliates, officers, directors, employees or agents.  In addition, you agree to cooperate fully with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of your employment by the Company.  Such cooperation includes, without limitation, making yourself available to the Company upon reasonable notice, without subpoena, to provide complete, truthful and accurate information in witness interviews, depositions, and trial testimony.  After the Consulting Period, the Company will reimburse you for reasonable out-of-pocket expenses you incur in connection with any such cooperation (excluding foregone wages) and will make reasonable efforts to accommodate your scheduling needs.  Moreover, you agree to execute all documents (if any) necessary to carry out the terms of this Agreement.

17.                               No Admissions.  Nothing contained in this Agreement shall be construed as an admission by you or the Company of any liability, obligation, wrongdoing or violation of law.

18.                               Representations.  You hereby represent that: (a) you have been paid all compensation owed and for all hours worked; (b) you have received all the leave and leave benefits and protections for which you are eligible, pursuant to the Family and Medical Leave Act, and any other applicable law or the Company’s policies; and (c) you have not suffered any on-the-job injury or illness for which you have not already filed a workers’ compensation claim.

19.                               Entire Agreement.  This Agreement, including all exhibits and together with the Equity Award agreements (to the extent modified by this Agreement), any document or agreement setting forth your right to indemnification by the Company and any agreement referenced or incorporated herein by reference, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to the subject matter hereof.  It supersedes any and all other agreements entered into by and between you and the Company, including without limitation that certain Second Amended and Restated Employment Agreement between you and the Company dated December 15, 2009 and the Amendment to Employment Agreement between you and the Company dated February 2, 2011.  This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein.  It may not be modified except in a writing signed by you and a duly authorized officer of the Company.  Each party has carefully read this Agreement, has been afforded the opportunity to be advised of its meaning and consequences by his or its respective attorneys, and signed the same of his or its own free will.

20.                               Successors and Assigns.  This Agreement will bind the heirs, personal representatives, successors, assigns, executors and administrators of each party, and will inure to the benefit of each party, its heirs, successors and assigns.

21.                               Applicable Law.  This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the Commonwealth of Massachusetts as applied to contracts made and to be performed entirely within Massachusetts.

22.                               Severability.  If a court of competent jurisdiction determines that any term or provision of this Agreement is invalid or unenforceable, in whole or in part, then the remaining terms and provisions hereof will be unimpaired.  The court or arbitrator will then have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision that most accurately represents the parties’ intention with respect to the invalid or unenforceable term or provision.

23.                               Counterparts.  This Agreement may be executed in two counterparts, each of which will be deemed an original, all of which together constitutes one and the same instrument. Facsimile signatures and signatures transmitted via .pdf file are as effective as original signatures.

If this Agreement is acceptable to you, please sign below and return the original to me within twenty-one (21) days.  If you do not return these fully signed documents to the Company within the aforementioned timeframe, the Company’s offer continued herein will expire.

Sincerely,

AMAG PHARMACEUTICALS, INC.

By:	/s/ Joseph L. Farmer
Name: Joseph L. Farmer
Title: General Counsel and Senior Vice President of Legal Affairs

Exhibit A -                                        Consulting Period Release

Exhibit B -                                          Description of Consulting Services

Exhibit C -                                          Equity Awards

Exhibit D -                                         Nondisclosure and Developments Agreement

UNDERSTOOD AND AGREED:

/s/ Brian J. G. Pereira
Brian J. G. Pereira

Date:	November 4, 2011

EXHIBIT A

CONSULTING PERIOD RELEASE

(to be signed on or after termination of the Consulting Period)

I understand that my consulting position with AMAG Pharmaceuticals (“AMAG” or the “Company”) terminated effective                         .  I understand that I must return this Consulting Period Release (the “Release”) on the date of the Change in Control as defined in the Separation and Consulting Agreement dated as of November 4, 2011.  Capitalized terms herein, but not otherwise defined shall have the meaning ascribed to such terms in the Separation/Consulting Agreement.

General Release.  In exchange for the good and valuable consideration provided to me by this Release that I am not otherwise entitled to receive and the sufficiency of which is hereby acknowledged, I hereby generally and completely release the Company and its current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns (collectively, the “Released Parties”) of and from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or at the time that I sign this Release (collectively, the “Released Claims”).  The Released Claims include, but are not limited to: (i) all claims arising out of or in any way related to my consulting relationship with the Company or the termination of that relationship; (ii) all claims related to my compensation, including consulting fees or expense reimbursements, bonuses, Change in Control Benefits, stock, stock options, Equity Awards, or any other ownership interests in the Company; (iii) all claims for breach of contract and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, and emotional distress; and (v) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, or attorneys’ fees.  The Released Claims does not include any claims relating to (i) my vested benefits under any Company benefit plan, the Equity Plan or my Equity Awards; (ii) any right to a payment or benefit under the Agreement; or (iii) my right to enforce the Agreement.

Representations.   I hereby represent that I have no lawsuits, claims or actions pending in my name, or on behalf of any other person or entity, against the Company or any other person or entity subject to the release granted in this paragraph.

I UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS, EVEN THOSE UNKNOWN CLAIMS, THAT, IF KNOWN BY ME, WOULD AFFECT MY DECISION TO ACCEPT THIS AGREEMENT.

AGREED:

Brian J.G. Pereira

Date:

EXHIBIT B

During the Consulting Period, you agree to provide the following consulting services to the Company:

Advice, assistance and counsel with respect to the Company’s ongoing development programs, including its global Phase III development program for Feraheme(r) (ferumoxytol) Injection for Intravenous use for a broad indication for the treatment of iron deficiency anemia in all patients (the “IDA Indication”);

Advice and assistance in the preparation and filing of the Company’s planned supplemental New Drug Application (“sNDA”) and equivalent foreign marketing applications for Feraheme(r) for the IDA Indication with the U.S. Food and Drug Administration (“FDA”) and equivalent foreign regulatory authorities, including  advice and assistance in answering any questions or inquiries by the FDA or equivalent foreign regulatory authorities with respect to the sNDA or equivalent foreign filings for the IDA Indication.

Advice and assistance with respect to the Company’s publication strategy and publications;

Advice and assistance with the evaluation, due diligence and execution of strategic or licensing transactions involving the Company; and

All other advice and assistance reasonably requested by the Company and related to Dr. Pereira’s prior responsibilities with the Company or his areas of expertise.

EXHIBIT C

Equity Awards

Award ID	Plan	Award Date	Award Type	Award Price	Award Amount	Vested	Unvested	Outstanding	Exercisable	Exercised

1390	2000 Stock Plan	11/16/2005	ISO	$9.1000	43,956	43,956	0	10,989	10,989	32,967
1397	2000 Stock Plan	02/07/2006	NQ	$19.9800	100,000	100,000	0	100,000	100,000	0
1443	2000 Stock Plan	11/07/2006	NQ	$41.1600	50,000	50,000	0	50,000	50,000	0
1532	2000 Stock Plan	09/25/2007	NQ	$54.9700	39,543	30,112	9,431	39,543	30,112	0
1486	2000 Stock Plan	09/25/2007	ISO	$54.9700	5,457	3,638	1,819	5,457	3,638	0
1832	2007 Equity Incentive Plan	08/05/2008	RSU	$0.0000	50,000	0	50,000	50,000	0	0
1948	2007 Equity Incentive Plan	02/25/2009	ISO	$34.2600	5,836	0	5,836	5,836	0	0
1949	2007 Equity Incentive Plan	02/25/2009	NQ	$34.2600	264,164	135,000	129,164	264,164	135,000	0
2278	2007 Equity Incentive Plan	02/24/2010	ISO	$38.2900	2,611	0	2,611	2,611	0	0
2279	2007 Equity Incentive Plan	02/24/2010	RSU	$0.0000	15,833	3,958	11,875	11,875	0	3,958
2304	2007 Equity Incentive Plan	02/24/2010	NQ	$38.2900	44,889	11,875	33,014	44,889	11,875	0
2935	2007 Equity Incentive Plan	01/08/2011	RSU	$0.0000	75,000	0	75,000	75,000	0	0
2944	2007 Equity Incentive Plan	01/08/2011	RSU	$0.0000	125,000	0	125,000	125,000	0	0

EXHIBIT D

Nondisclosure and Developments Agreement